Exhibit 99.2

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of the Oshkosh Property for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the Revenue and Certain Direct Operating expenses described in Note 1 to the financial statement of the Oshkosh Property for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Oshkosh Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Chicago, Illinois
August 4, 2014

Oshkosh Property

Statements of Revenue and Certain Direct Operating Expenses

		Year Ended
	Three Months Ended	December 31,
	March 31, 2014	2013
	(unaudited)
Revenues
Rental revenue	$181,079	$724,168
Tenant reimbursements	128,011	465,710
Total Revenues	309,090	1,189,878
Operating expenses	128,011	465,710
Revenues in Excess of Operating Expenses	$181,079	$724,168

See accompanying notes.

Oshkosh Property

Statement of Revenue and Certain Direct Operating Expenses

1. Business

On June 3, 2014, Physicians Realty Trust (the “Company”) closed on the acquisition of the Renaissance Center, a dual-tenant, fully occupied medical surgery facility located in Oshkosh, Wisconsin (the “Oshkosh Property”) from 2400 Witzel Ave LLC, Frederiksen Family Trust, Hovik Family Trust, Cole Revocable Trust (the “Seller”).

The Oshkosh Property is leased to tenants under separate long-term operating leases, were the tenant is responsible for reimbursing the Company for operating costs.

The accompanying statements of revenues and certain direct operating expenses have been prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-14”). Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the property, have been excluded. Such items include depreciation, amortization, management fees, interest expense, amortization of above and below market leases, and income taxes. The accompanying unaudited statement of revenues and certain direct operating expenses for the period ended March 31, 2014 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the period pursuant to the instructions to Rule 3-14.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Revenue Recognition - The Tenant’s leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease. Increases in rent which are dependent on future events, including future inflation, are recognized monthly beginning in the period in which the new rental rate becomes known.

Reimbursement from Tenants - Tenant recoveries related to reimbursement of operating expense, real estate and sales tax expense is recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Oshkosh Property is generally the primary obligor and bears the associated credit risk. The Tenant directly pay all other operating expenses related to the Oshkosh Property.

3. Leases

The Company assumed all of the non-cancellable operating leases with the tenants that occupy the Oshkosh Property. The leases are subject to annual fixed escalators (either a fixed dollar amount or 1.5% annual increase) through the end of the lease term. The leases have remaining lease terms from August 1, 2018 through July 31, 2024 and contain two, 5-year extension options.

Future minimum annual rents to be collected under the leases as of April 1, 2014 are as follows:

2014	$523,589
2015	708,708
2016	721,486
2017	734,500
2018	517,536
Thereafter	1,711,146
Total	$4,916,965

4. Subsequent Events

Subsequent events were evaluated through August 4, 2014, the date the financial statements were available to be issued.